Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated April 11, 2008, with respect to the financial statements of Augmentix Corporation for the years ended December 31, 2007 and 2006 included in this Current Report on Form 8-K/A of Entorian Technologies Inc. filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Austin, Texas

September 23, 2008